Filed under Rule 424(b)(3), Registration Statement No. 333-58976

Pricing Supplement No. 3 — dated Tuesday, July 06 2004 (To: Prospectus Dated June 20, 2001 and Prospectus Supplement Dated June 10, 2004)

CUSIP	Selling	Principal	Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor's	Product	Guaranteed
Number	Price	Amount	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option	Ranking	Security
26876EAE5	100.000%	$2,549,000.00	0.750%	$2,529,882.50	FIXED	4.600%	SEMI-ANNUAL	07/15/2008	01/15/2005	$23.77	YES	Unsecured	YES
												Notes

Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC      Agents: Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services, Inc., Wachovia Securities LLC

26876EAF2	100.000%	$422,000.00	1.100%	$417,358.00	FIXED	5.150%	SEMI-ANNUAL	07/15/2010	01/15/2005	$26.61	YES	Unsecured	YES
Notes

Redemption Information: Non-Callable
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC      Agents: Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, UBS Financial Services, Inc., Wachovia Securities LLC

Issuer EOP Operating Limited Partnership Two N. Riverside Plaza, Suite 2100 Chicago IL 60606	Trade Date: Tuesday, July 06, 2004 @ 12:00 PM ET
Settle Date: Friday, July 09, 2004
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0443 via Pershing, LLC	EOP Operating Limited Partnership $500,000,000 EOP Operating LP Prospectus dated 20-Jun-01 and Prospectus Supplement Dated: 10- Jun-04

Guarantor Equity Office Properties Trust Two N. Riverside Plaza, Suite 2100 Chicago IL 60606	If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

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